Exhibit 99.1

For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports First Quarter 2015 Earnings

CHANTILLY, VA – May 11, 2015 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended March 31, 2015.  Consolidated revenue for the quarter ended March 31, 2015 was $55.5 million, compared to $66.0 million for the quarter ended March 31, 2014.  Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges for the quarter ended March 31, 2015 was $1.5 million, compared to $2.1 million for the quarter ended March 31, 2014.  Net (loss) for the quarter ended March 31, 2015 was $(1.2) million, compared to $(2.8) million for the quarter ended March 31, 2014. Diluted (loss) per share for the quarter ended March 31, 2015 was $(0.06), compared to $(0.15) for the quarter ended March 31, 2014.  As of March 31, 2015, we had a cash balance of $10.1 million. In addition, as previously disclosed, we amended our Loan Agreement in April 2015, and we are currently able to borrow the full $5.0 million available under the Loan Agreement.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, “We are pleased by our progress in the first quarter, and in particular with strong IDENTITY GUARD® sales during the quarter, the commercial launch of VOYCE™ in March, and the completion of our acquisition of the business from Health at Work Wellness Actuaries LLC, also in March.  These accomplishments represent continued positive steps in our strategy to reposition Intersections and lessen our dependence on the legacy U.S. financial institution customer base.”

First Quarter 2015 Financial Highlights:

•	Subscribers in our Personal Information Services segment as of March 31, 2015 decreased to approximately 2.0 million, compared to 2.1 million as of December 31, 2014.

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Consolidated net (loss) for the quarter ended March 31, 2015 was $(1.2) million, or $(0.06) per diluted share, compared to $(2.8) million, or $(0.15) per diluted share, for the quarter ended March 31, 2014.

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The financial institution subscriber base decrease of 67 thousand subscribers during the quarter ended March 31, 2015 was partially offset by an increase of 39 thousand subscribers in our consumer direct business. Revenue in our consumer direct business increased 9% in the quarter ended March 31, 2015 as compared to the quarter ended March 31, 2014.

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We launched our VOYCE™ product and service in the three months ended March 31, 2015 and began fulfilling orders. This segment generated a (loss) from operations in the quarter ended March 31, 2015 of approximately $(4.5) million, which was funded from available cash on hand, compared to $(3.3) million in the quarter ended March 31, 2014.

•	Consolidated cash flow provided by operations for the quarter ended March 31, 2015 was approximately $1.2 million, compared to $5.7 million for the quarter ended March 31, 2014.

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On March 3, 2015, we acquired the business from Health at Work Wellness Actuaries LLC (“HAW”), which designs wellness-driven health plans and engagement programs for employers, insurers and wellness groups. This acquisition aligns with our growth strategy to build our Insurance and Other Consumer Services segment through a combination of innovative insurance and non-insurance services for consumers, employers and the insurance industry. In connection with this acquisition, we issued approximately 413 thousand shares of restricted common stock to HAW in the first quarter.

For additional commentary on Intersections’ first quarter 2015 results please click on the 1st Quarter 2015 presentation link under the “Investor & Media” page of our website at www.intersections.com.

Non-GAAP Financial Measures:

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and we utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP.  Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Forward-Looking Statements:

Statements in this presentation relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,'' “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.  Those forward-looking statements involve known and unknown risks and uncertainties and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the impact of the regulatory environment on our business, including the outcome of the CFPB investigation of our financial institution business; our ability to execute our strategy and previously announced transformation plan; our incurring additional restructuring and/or goodwill impairment charges; the timing and success of new product launches, including our VOYCE™ product, adjustments in investments in our IDENTITY GUARD® and insurance services businesses and other growth initiatives; our ability to control costs; and our needs for additional capital to grow our business, including our ability to maintain borrowing availability under our loan agreement.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed under “Forward-Looking Statements,” “Item 1. Business—Government Regulation” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and in its recent Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements unless required by applicable law.

About Intersections:

Intersections Inc. (Nasdaq: INTX) provides innovative, information based solutions that help consumers manage risks and make better informed life decisions.  Under its IDENTITY GUARD® brand and other brands, the company helps consumers monitor, manage and protect against the risks associated with their identities and personal information.  The company’s subsidiary Intersections Insurance Services provides insurance and other services that help consumers manage risks and achieve personal goals.  The company’s i4C Innovations subsidiary provides VOYCE™, a groundbreaking pet wellness monitoring system for pet owners and veterinarians.  Headquartered in Chantilly, Virginia, the company was founded in 1996. To learn more, visit www.intersections.com.